Exhibit 99.1

News For Immediate Release

WildHorse Resource Development Corporation Announces Second Quarter Results

HOUSTON, August 7, 2018 — WildHorse Resource Development Corporation (NYSE: WRD) announced today its operating and financial results for the three months ended June 30, 2018. Operational highlights from second quarter 2018 include:

•                  Increased average daily production by 107% to 46.7 Mboe/d for the second quarter 2018 compared to 22.6 Mboe/d for the second quarter 2017

•                  Brought online 28 gross (26.2 net) Eagle Ford wells in the second quarter of 2018

•                  Crude oil realizations in the second quarter of 2018 were 100% of WTI as a result of low differentials and favorable Louisiana Light Sweet (“LLS”) pricing

•                  The Irene/Inez/Lero Eagle Ford wells, located in Brazos County and previously announced in first quarter 2018, reached their average final peak IP-30(1) of 788 Boe/d (89% oil) on an average 6,404’ lateral

•                  The JRG C 1H, an Austin Chalk well in southern Burleson County brought online at the end of the first quarter, reached a peak IP-30(1) of 747 Boe/d (43% natural gas, 45% NGLs and 12% oil) on a 5,843’ lateral

Financial highlights from second quarter 2018 and other recent highlights include:

•                  Reported a Net Loss of $14.1 million for the second quarter 2018

•                  Reported a Net Loss available to common stockholders of $22.1 million or $0.22 per share for the second quarter 2018

•                  Reported Adjusted Net Income available to common stockholders(2) of $39.1 million or $0.39 per share for the second quarter 2018

•                  Reported Adjusted EBITDAX(2) of $161.5 million for the second quarter 2018

•                  Issued an additional $200 million of 6.875% Senior Notes due 2025 in April 2018

“In the second quarter, WRD delivered excellent results which were amplified by the strength of our takeaway capabilities and LLS pricing. We are currently on track to meet or exceed the midpoint of our annual guidance,” said Jay Graham, Chairman and Chief Executive Officer of WRD. “In addition, WRD is on schedule to start our in-field sand mine by the first quarter of 2019. We have received all of the necessary permits for the mine and are in the process of installing the plants and facilities. WRD is in an enviable position with our Gulf Coast location, access to premium markets, and reduced well costs with the completion of our sand mine. We look forward to leveraging this unique position to drive full cycle returns and create value for our shareholders.”

Second Quarter 2018 Results

Net production was 46.7 Mboe/d for the second quarter 2018 compared to 22.6 Mboe/d for the second quarter 2017. Second quarter 2018 net production consisted of approximately 33.4 Mbbls/d oil, 6.0 Mboe/d NGLs, and 43.5 MMcf/d natural gas.

WRD reported a Net Loss of $14.1 million for the second quarter 2018. The Net Loss available to common stockholders was $22.1 million or $0.22 per share for the second quarter 2018. Earnings in the second quarter were impacted by a $13.8 million non-cash contribution to shareholder’s equity related to Natural Gas Partner’s distribution of WRD shares in May 2018, which is also recognized on the incentive unit compensation expense line of the income statement.

Adjusted Net Income available to common stockholders(2) for the second quarter 2018 was $39.1 million or $0.39 per share. WRD reported Adjusted EBITDAX(2) for the second quarter 2018 of $161.5 million compared to Adjusted EBITDAX(2) for the second quarter 2017 of $52.4 million.

Total revenues and other income for the second quarter 2018, excluding the impact of realized hedges, were $225.4 million compared to $70.2 million for the second quarter 2017. Total revenues were primarily higher as a result of increased production and higher commodity prices. Crude oil price realizations were 100% of WTI as a result of low transportation differential and favorable LLS pricing. Natural gas realizations were lower than previous quarters at 73% of Henry Hub as a result of the North Louisiana asset divestiture which had higher gas realizations. Also, in comparison to North Louisiana, the structure of WRD’s gas contracts in the Eagle Ford allocates a greater portion of gathering costs to revenue deductions rather than GP&T expenses following the new FASB revenue recognition standard (ASC 606, Revenue from Contracts with Customers).

Average realized prices for the quarter ending June 30, 2018 and 2017, before the effect of commodity derivatives, are presented below:

			Percent
	Q2’18	Q2’17	Change
Oil (per Bbl)	$68.21	$46.77	46%
Natural Gas (per Mcf)	$2.05	$3.09	-34%
NGL (per BbL)	$17.59	$16.59	6%
Total (per Boe)	$52.99	$33.90	56%

Average realized prices for the quarter ending June 30, 2018 and 2017, after the effect of commodity derivatives, are presented below:

			Percent
	Q2’18	Q2’17	Change
Oil (per Bbl)	$57.49	$49.80	15%
Natural Gas (per Mcf)	$2.02	$3.07	-34%
NGL (per BbL)	$17.59	$16.59	6%
Total (per Boe)	$45.30	$35.54	27%

Lease operating expense (“LOE”) for the second quarter 2018 was $12.1 million, or $2.84 per Boe, compared to $6.8 million, or $3.33 per Boe, for the second quarter 2017. The decline in LOE was the result of optimized chemicals usage and more favorable procurement and labor contracts.

Depletion, depreciation, and amortization (“DD&A”) for the second quarter 2018 was higher at $70.7 million or $16.64 per boe in comparison to $59.9 million or $12.70 per boe during the first quarter 2018. In the first quarter, DD&A for North Louisiana was accounted for until the execution of the definitive North Louisiana purchase and sale agreement on February 12, 2018. Due to this effect, DD&A on a boe basis was lower in the first quarter of 2018. In addition, the DD&A rate in the Eagle Ford was higher in the second quarter of 2018. As a result, higher second quarter DD&A negatively impacted our net income relative to expectations based on the first quarter DD&A rate.

Gathering, processing and transportation expense (“GP&T”) for the second quarter 2018 was $0.5 million, or $0.11 per Boe, compared to $1.9 million, or $0.95 per Boe, in the second quarter 2017. GP&T was significantly lower on a Boe basis due to the implementation of the new FASB revenue recognition standard ASC 606, effective as of January 1, 2018, and the sale of our North Louisiana assets. In addition, natural gas and NGL revenue realizations were also impacted under the new standard. For additional information, please see the appendix of this press release and the Management’s Discussion & Analysis section of WRD’s second quarter 2018 Form 10-Q for a reconciliation of GP&T and pricing realizations to the previous accounting convention.

Taxes other than income were $12.8 million for the second quarter 2018, or $3.01 per Boe, compared to $4.5 million, or $2.20 per Boe, for the second quarter 2017. Taxes other than income in the second quarter 2018 increased primarily due to higher price realizations and changes in the commodity mix.

General and administrative (“G&A”) expense for the second quarter 2018 was $12.9 million, or $3.04 per Boe, compared to $10.0 million, or $4.89 per Boe, for the second quarter 2017.

Reported G&A expense is net of $1.0 million due from Tanos Exploration for transitional services in connection with the purchase of the North Louisiana assets. During the second quarter 2018, G&A expense included $3.8 million, or $0.90 per Boe, of stock-based compensation expense and $0.1 million, or $0.03 per Boe, of acquisition related costs. Excluding acquisition related costs, cash G&A expense(2), which does not include stock-based compensation, was $9.0 million or $2.11 per Boe for the second quarter 2018.

Exploration expense was $4.4 million for the second quarter 2018 compared to $11.5 million for the second quarter 2017. Exploration expense in the second quarter reflects a decrease in seismic acquisition costs and abandonment costs.

Net interest expense during the second quarter 2018 was $14.0 million, including amortization of deferred financing fees of approximately $0.8 million. This compares to net interest expense during the second quarter 2017 of $6.6 million, including amortization of deferred financing fees of approximately $0.4 million. The increase in net interest expense is primarily the result of higher levels of indebtedness due to the issuance of additional senior notes in 2017 and April 2018.

Drilling and completion (“D&C”) capital expenditures totaled $233.3 million in the second quarter 2018 and $450.0 million for the first half of 2018 which is in line with WRD’s front-weighted capital budget program. Sand mine expenditures totaled $15.8 million in the second quarter 2018 and $25.1 million for the first half of 2018.

(1)         The initial production rates represent the peak average of the initial production rates for the applicable consecutive days of production.

(2)         Adjusted EBITDAX, Adjusted Net Income (Loss) available to common stockholders, Cash G&A, and net debt are financial measures not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

Operational Update

WRD reported second quarter 2018 average daily production of 46.7 Mboe/d consisting of 72% oil, 15% natural gas, and 13% NGLs. WRD brought online a total of 28 gross (26.2 net) Eagle Ford wells and 5 Eagle Ford refracs in the second quarter 2018.

In the Eagle Ford, the Irene, Inez, and Lero wells, brought online late in the first quarter in Brazos County have reached their average final IP-30 rate(1) of 788 Boe/d (89% oil) on an average 6,404’ lateral.

In the Austin Chalk, the JRG C 1H, a well located in southern Burleson County brought online at the end of the first quarter, reached a peak IP-30(1) of 747 Boe/d (43% natural gas, 45% NGLs and 12% oil) on a 5,843’ lateral. WRD brought online no new Austin Chalk wells in the second quarter but expects to bring online four Austin Chalk wells in the third quarter or early fourth quarter of 2018 depending on timing.

Financial Update

In April 2018, WRD issued an additional $200 million of 6.875% Senior Notes due 2025. In addition, Moody’s increased WRD’s Long Term Corporate Family Rating to B2 with a positive outlook from B3 with a stable outlook during the second quarter of 2018. Total net debt(2) outstanding as of June 30, 2018 was $930 million, including $249 million of debt outstanding under WRD’s revolving credit facility, $700 million of Senior Notes due 2025, and $19 million in cash and cash equivalents. As of June 30, 2018, WRD’s liquidity was $820 million consisting of $19 million of cash and cash equivalents and $801 million of availability under its revolving credit facility. The next redetermination of the borrowing base utilizing mid-year 2018 reserves is scheduled for October 2018.

WRD’s net debt(2) to annualized second quarter 2018 Adjusted EBITDAX(2) ratio was 1.4 times. WRD continues to target a net debt(2) to quarterly annualized Adjusted EBITDAX(2) ratio below 2.0 times based on the mid-point of guidance. WRD expects the available borrowings under its revolving credit facility to provide sufficient liquidity to finance anticipated working capital and capital expenditure requirements.

Hedging Update

WRD utilizes its hedging program to mitigate financial risks and the effects of commodity price volatility. Total hedged production in the second quarter of 2018 was approximately 2.6 MMboe, or 62% of second quarter production of 4.2 MMboe. As of August 7, 2018, WRD had hedged approximately 65% of its remaining 2018 production on a barrel of oil equivalent basis (using the mid-point of WRD’s annual guidance range).

In the second quarter, WRD entered into additional natural gas contracts extending to 2020. Specifically, WRD hedged approximately 22.4 billion cubic feet of natural gas distributed across 2018 to 2020 at approximately $2.79 per Mcfe. In addition, during the second quarter, WRD added 3.4 MMbls of oil swaps out to 2020 and also added 1.9 MMbls of oil basis hedges on average locking in a LLS premium to WTI of approximately $3.01 per Bbl for the remainder of 2018. With a combination of puts and unhedged production, WRD maintains upside on approximately 52% of its remaining 2018 oil production.

The following table reflects WRD’s hedged volumes and corresponding weighted-average price, as of August 7, 2018.

	Q3 - Q4 ‘18	2019	2020

Crude Oil Hedge Contracts:
Total crude oil volumes hedged (Bbl)	4,614,905	8,402,126	4,511,681
Volumes hedged (Bbl/d)	25,081	23,020	12,327
Total weighted-average price	$51.53	$54.32	$53.49
Expected crude production hedged (3)	75%	—	—

Natural Gas Hedge Contracts:
Total natural gas volumes hedged (MMbtu)	4,723,634	6,425,146	4,846,020
Volumes hedged (MMbtu/d)	25,672	17,603	13,240
Total weighted-average price	$2.79	$2.79	$2.76
Expected gas production hedged (3)	86%	—	—

Total Hedge Contracts:
Total hedged production (boe)	5,402,177	9,472,984	5,319,351
Volumes hedged (Boe/d)	29,360	25,953	14,534
Total weighted-average price ($/boe)	$44.43	$48.49	$45.79
Expected total production hedged (3)	65%	—	—

LLS Basis Swaps
Total crude oil volumes hedged (Bbl)	3,339,230	—	—
Volumes hedged (Bbl/d)	18,148	—	—
Total weighted-average price - WTI to LLS	$3.02	—	—
Expected crude production hedged (3)	54%	—	—

(3)         Using the mid-point of WRD’s 2018 guidance ranges.

Upcoming Conferences

Members of WRD’s management team intend to participate in the following upcoming investment conferences:

•                  EnerCom Oil & Gas Conference on August 20 – 21, 2018 (Denver, CO)

•                  Simmons European Energy Conference on August 28 – 29, 2018 (Gleneagles, Scotland)

•                  Seaport Global Chicago Energy Conference on August 28 – 29, 2018 (Chicago, IL)

•                  Barclays CEO Energy-Power Conference on September 4 – 5, 2018 (New York, NY)

•                  Johnson Rice 2018 Energy Conference on September 24 – 26, 2018 (New Orleans, LA)

Presentation materials for all conferences mentioned above will be available on WRD’s website at www.wildhorserd.com on or prior to the day of the respective presentation.

Quarterly Report on Form 10-Q

WRD’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) on or before August 9, 2018.

Conference Call and Webcast

WRD will host an investor conference call tomorrow morning, August 8, 2018 at 8 a.m. Central (9 a.m. Eastern) to discuss the second quarter 2018 operating and financial results. Interested parties are invited to participate on the call by dialing (877) 883-0383 (Conference ID: 9209183), or (412) 902-6506 for international calls, (Conference ID: 9209183) at least 15 minutes prior to the start of the call or via the internet at www.wildhorserd.com. A replay of the call will be available on WRD’s website or by phone at (877) 344-7529 (Conference ID: 10121205) for a seven-day period following the call.

About WildHorse Resource Development Corporation

WildHorse Resource Development Corporation is an independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and NGL properties primarily in the Eagle Ford Shale and Austin Chalk in East Texas. For more information, please visit our website at www.wildhorserd.com.

Cautionary Statements and Additional Disclosures

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “could,” “expects” and similar references to future periods.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond WRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that WRD expects or anticipates will or may occur in the future, including such things as WRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, future drilling locations and inventory, competitive strengths, goals, expansion and growth of WRD’s business and operations, plans, successful consummation and integration of acquisitions and other transactions, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although WRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

WRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond WRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in WRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by WRD will be realized, or even if realized, that they will have the expected consequences to or effects on WRD, its business or operations. WRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Some of the above results are preliminary. Such preliminary results are based on the most current information available to management. As a result, WRD’s final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

Cash General and Administrative Expenses per Boe

Our presentation of cash G&A expenses is a non-GAAP measure. We define cash G&A as total G&A determined in accordance with GAAP less non-cash equity compensation expenses, and we may express it on a per Boe basis. We report and provide guidance on cash G&A because we believe this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, management believes cash G&A is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and natural gas industry to allow for analysis of G&A spend without regard to stock-based compensation programs which can vary substantially from company to company. Cash G&A should not be considered as an alternative to, or more meaningful than, total G&A as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

Management Locations

WRD has a total of 3,207 net horizontal drilling locations in the proved, probable, and possible categories as audited by CG&A, WRD’s third party engineers, which also includes 446 net locations that have been identified by WRD’s management. WRD identified those additional locations using the same methodology as those locations to which probable and possible reserves are attributed—by using existing geologic and engineering data from vertical production and seismic data. Of WRD’s total 3,207 net horizontal drilling locations, 2,761 lie within the geographic areas to which proved, probable and possible reserves are attributed by CG&A. The remaining 446 management identified net horizontal drilling locations are within geographic areas to which proved, probable or possible reserves are not attributed, but nonetheless are locations that WRD has specifically identified based on its evaluation of applicable geologic and engineering data accrued over our multi-year historical drilling activities in the surrounding area. The management location count includes 110 net locations from the Lee County, TX acquisition which closed on March 1, 2018. The locations have been identified by WRD’s management based on its evaluation of applicable geologic and engineering data from historical drilling activities in the surrounding area. The locations on which WRD actually drills wells will ultimately depend upon the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, actual drilling results and other factors, and may differ from the locations currently identified.

Net Locations	CG&A	Management	Total
Dec. 31, 2017	Locations	Locations(4)	WRD Locations
Eagle Ford	2,708	445	3,154
Austin Chalk	53	0	53
Total Locations	2,761	446	3,207

(4)         Includes 110 net locations from the Lee County, TX acquisition which closed on March 1, 2018.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDAX, Adjusted Net Income (Loss) available to common stockholders, Cash G&A, and Net Debt. The accompanying appendix and schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. WRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as Net Income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. WRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as WRD does.

WildHorse Resource Development Corporation

Statements of Condensed Consolidated Operations

	For the Three Months
	Ended June 30,
(Amounts in $000s except per share data)	2018	2017
Revenues and other income:
Oil sales	$207,392	$52,963
Natural gas sales	8,106	13,277
NGL sales	9,668	3,404
Other income	247	529
Total operating revenues and other income	225,413	70,173

Operating Expenses:
Lease operating expenses	12,088	6,837
Gathering, processing and transportation	476	1,942
Taxes other than income	12,779	4,509
Depreciation, depletion and amortization	70,694	33,229
General and administrative expenses	12,917	10,049
Exploration expense	4,369	11,504
Incentive unit compensation expense	13,776	—
(Gain) loss on sale of properties	(3,167)	—
Other operating (income) expense	111	25
Total expenses	124,043	68,095

Income (loss) from operations	101,370	2,078

Other Income (Expense):
Interest expense	(14,002)	(6,633)
Debt extinguishment costs	—	—
Gain (loss) on derivative instruments	(110,805)	46,116
Other income (expense)	(13)	(2)
Total other income (expense)	(124,820)	39,481

Income (loss) before income taxes	(23,450)	41,559
Income tax benefit (expense)	9,356	(15,193)
Net Income (loss)	(14,094)	26,366
Preferred stock dividends	7,961	73
Undistributed earnings allocated to participating securities	—	387
Net income (loss) available to common stockholders	$(22,055)	$25,906

Earnings per share
Basic	$(0.22)	0.28
Diluted	$(0.22)	0.28

Weighted average shares outstanding
Basic	99,411	93,685
Diluted	99,411	93,685

WildHorse Resource Development Corporation

Statements of Condensed Consolidated Cash Flows

	For the Three Months
	Ended June 30,
(Amounts in $000s)	2018	2017

Cash flows from operating activities:
Net Income (Loss)	$(14,094)	$26,366
Adjustments to reconcile net income (loss) to cash flows provided by operating activities
Depreciation, depletion and amortization	70,579	33,074
Accretion of asset retirement obligations	115	155
Impairments of unproved properties	4,359	9,980
Amortization of debt issuance costs	768	439
Accretion of senior note discount premium	(35)	63
(Gain) loss on derivative instruments	110,805	(46,116)
Cash settlements on derivative instruments	(29,508)	2,076
Consideration paid to customers, net of amortization	(904)	—
Deferred income tax expense (benefit)	(12,800)	15,193
Non-cash incentive unit compensation expense	13,776	—
Amortization of equity awards	3,835	1,308
(Gain) loss on sale of properties	(3,167)	—
Changes in operating assets and liabilities	29,809	1,677
Net cash provided by operating activities	173,538	44,215

Cash flows from investing activities:
Net cash used in investing activities	(292,252)	(699,543)

Cash flows from financing activities:
Net cash provided by financing activities	130,836	576,619

Net change in cash, cash equivalents, and restricted cash	$12,122	$(78,709)
Cash, cash equivalents and restricted cash, beginning of period	7,017	94,094
Cash, cash equivalents and restricted cash, end of period	$19,139	$15,385

WildHorse Resource Development Corporation

Operating Data

	For the Three Months
	Ended June 30,
	2018	2017
Production volumes
Oil Sales (MBbls)	3,041	1,133
Natural Gas Sales (MMcf)	3,954	4,299
NGL Sales (MBbls)	550	205
Total (Mboe)	4,249	2,054
Total (Mboe/d)	46.7	22.6

Average unit costs per boe
Lease operating expense	$2.84	$3.33
Gathering, processing and transportation	$0.11	$0.95
Taxes other than income	$3.01	$2.20
General and administrative expenses	$3.04	$4.89
Cash General and administrative expenses	$2.14	$4.26
Acquisition-related expenses	$0.03	$1.07

WildHorse Resource Development Corporation

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(Amounts in $000s)	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	$19,139	$226
Accounts receivable, net	109,017	84,103
Derivative instruments	—	2,336
Prepaid expenses and other current assets	4,669	3,290
Total Current Assets	132,825	89,955

Property & equipment:
Oil and natural gas properties	3,007,462	2,999,728
Other property and equipment	53,124	53,003
Accumulated depreciation, depletion and impairment	(351,248)	(368,245)
Total property and equipment, net	2,709,338	2,684,486

Other noncurrent assets
Derivative instruments	491	86
Debt issuance costs	3,618	3,573
Other	13,256	—
Total Assets	$2,859,528	$2,778,100

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$65,710	$53,005
Accrued liabilities	193,552	199,952
Short-term derivative instruments	107,206	58,074
Total Current Liabilities	366,468	311,031

Noncurrent Liabilities:
Long-term debt	935,609	770,596
Asset retirement obligations	7,518	14,467
Deferred tax liabilities	20,612	71,470
Derivative instruments	61,866	18,676
Other noncurrent liabilities	874	1,085
Total liabilities	1,392,947	1,187,325

Series A Perpetual Convertible Preferred Stock	447,726	445,483

Stockholders’ equity:
Common stock	1,020	1,012
Additional paid-in capital	1,141,140	1,118,507
Accumulated earnings (deficit)	(123,305)	25,773
Total stockholders’ equity	1,018,855	1,145,292

Total Liabilities & Equity	$2,859,528	$2,778,100

WildHorse Resource Development Corporation

Commodity Hedge Positions

The following table reflects WRD’s hedged volumes and corresponding weighted-average price, as of August 7, 2018:

	Q3 - Q4 ‘18	2019	2020
Crude Oil Derivative Contracts:
Swap contracts:
Volume (Bbl)	2,958,527	6,652,369	4,511,681
Weighted-average fixed price	$52.36	$54.45	$53.49

Deferred put options
Volume (Bbl)	1,656,378	1,749,757	—
Weighted-average floor price	$50.04	$53.83	—
Weighted-average put premium	$(3.64)	$(5.43)	—

LLS basis swaps
Volume (Bbl)	3,339,230	—	—
Weighted-average fixed price - WTI to LLS	$3.02	—	—

Natural Gas Derivative Contracts:
Swap contracts:
Volume (MMBtu)	4,723,634	6,425,146	4,846,020
Weighted-average fixed price	$2.79	$2.79	$2.76

Calculation of Adjusted EBITDAX:

We evaluate performance based on Adjusted EBITDAX. Adjusted EBITDAX is defined as Net Income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; transaction related costs; IPO related expenses; the North Louisiana settlement, and other non-routine items, less interest income; income tax; unrealized gains/losses on commodity derivative contracts and cash settlements paid; gains on sale of assets and other non-routine items. The following table presents WRD’s information for the periods indicated:

Adjusted EBITDAX

	For the Three Months
	Ended June 30,
(Amounts in $000s)	2018	2017
Net Income (Loss)	$(14,094)	$26,366
Add (Deduct):
Interest expense, net	14,002	6,633
Income tax (benefit) expense	(9,356)	15,193
Depreciation, depletion and amortization	70,694	33,229
Exploration expense	4,369	11,504
(Gain) loss on derivative instruments	110,805	(46,116)
Cash settlements received / (paid) on commodity derivatives	(29,508)	2,076
Stock-based compensation	3,835	1,308
Incentive unit compensation	13,776	—
Acquisition related costs	129	2,199
Gain on sale of North Louisiana disposal group	(3,167)	—
Debt Extinguishment costs	—	—
Adjusted EBITDAX	$161,485	$52,392

Calculation of Adjusted Net Income (Loss) Available to Common Stockholders:

Adjusted Net Income (Loss) available to common stockholders is a supplemental non-GAAP financial measure that is used by external users of WRD’s financial statements. We define Adjusted Net Income (Loss) available to common stockholders as Net Income (Loss) available to common stockholders excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, gains or losses on sales of properties, debt extinguishment costs, stock-based compensation, incentive-unit compensation expense, impairment-related expenses, the tax benefit related to the Tax Cuts and Jobs Act, the North Louisiana settlement, and the tax effects related to these adjustments. We believe Adjusted Net Income (Loss) available to common stockholders is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provides a reconciliation of Net Income (Loss) available to common stockholders as determined in accordance with GAAP to Adjusted Net Income (Loss) available to common stockholders for the periods indicated:

Adjusted Net Income (Loss) available to common stockholders

	For the Three Months
	Ended June 30, 2018
	(Amounts in $000s)	(Basic / Diluted EPS)

Net Income (Loss) available to common stockholders	$(22,055)	$(0.22)

Add (Deduct)
(Gain) loss on derivative instruments	110,805	1.11
Cash settlements received / (paid) on commodity derivatives	(29,508)	(0.30)
Stock-based compensation	3,835	0.04
Impairment of oil and gas properties	—	—
Incentive unit compensation expense	13,776	0.14
Gain on sale of North Louisiana disposal group	(3,167)	(0.03)
Debt extinguishment costs	—	—
Adjusted income (loss) before tax effect	73,686	0.74
Tax effect related to adjustments	(20,929)	(0.21)
Adjusted income (loss) after tax effect	52,757	0.53
Preferred stock dividend	7,961	0.08
Undistributed earnings allocated to participating securities	—	—
Adjusted net income (loss)	60,718	0.61
Preferred stock dividend	(7,961)	(0.08)
Undistributed adjusted earnings allocated to participating securities	(13,615)	(0.14)
Adjusted net income (loss) available to common shareholders	$39,142	$0.39

Weighted average basic and diluted shares outstanding	99,411

Calculation of Net Debt:

Net Debt is a supplemental non-GAAP financial measure that is used by external users of WRD’s financial statements. We define Net Debt as total debt minus cash and cash equivalents. We believe Net Debt is useful to investors because it provides readers with a more meaningful measure of our outstanding indebtedness. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP.

GP&T and Revenue Recognition Reconciliation — Second Quarter 2018

The table below reconciles revenue and gathering, processing and transportation expense to the reporting convention prior to the implementation of the new FASB revenue recognition standard on January 1, 2018 (ASC 606, Revenue from Contracts with Customers). For additional information on the GP&T reconciliation and the new revenue recognition standard, see the Management’s Discussion & Analysis section of WRD’s second quarter 2018 10-Q to be filed on or before August 9, 2018.

	Prior Reporting	Variance	New FASB Revenue Recognition Standard	Guidance (prior reporting}
Revenues:
Gas revenue	$9,540	$(1,434)	$8,106
NGL revenue	$12,193	$(2,525)	$9,668
Other Income	$304	$(57)	$247

Natural gas price realization (% of Henry Hub)	86%	-13%	73%	90% - 94%
NGL price realization (% of WTI)	33%	-7%	26%	33% - 37%

Operating expenses:
Lease operating expenses	$12,395	$(307)	$12,088
GP&T expense	$4,022	$(3,546)	$476
Depreciation, depletion, and amortization	$70,849	$(155)	$70,694
Other operating (income) expense	$282	$(171)	$111

GP&T per boe	$0.95	$(0.84)	$0.11	$1.10 - $1.40

Contact:

WildHorse Resource Development Corporation

Pearce Hammond, CFA (713) 255-7094

Vice President, Investor Relations

ir@wildhorserd.com